UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 2, 2012

PVH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (212) 381-3500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 2, 2012, the Board of Directors of PVH Corp. (the “Company”) amended the Company’s By-Laws to provide that in an uncontested election, directors will be elected by the vote of the majority of the votes cast with respect to such director, while in a contested election, directors will be elected by the vote of a plurality of the votes cast.  Abstensions will be excluded for purposes of determining the number of votes cast.

In connection with this amendment, the Board of Directors amended the Company’s Corporate Governance Guidelines to provide that (i) a director who fails to be re-elected as a result of not obtaining a majority vote of stockholders as required by the Company’s By-Laws must offer a letter of resignation for the Board’s consideration; (ii) the Board’s Nominating & Governance Committee must make a recommendation to the full Board on whether to accept or reject the resignation, or whether other action should be taken; and (iii) the Board must act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The amended Guidelines also provide that (x) the Committee and Board may consider any factors and other information that they consider appropriate and relevant to making their respective decisions; and (y) the director who tenders his or her resignation cannot participate in the Committee’s or Board’s decision.

The Company’s By-Laws, as amended, are attached as Exhibit 3.1 to this Report and are incorporated herein by reference.  The Company’s amended Corporate Governance Guidelines will be made available on the Company’s website, www. pvh.com.

Item 9.01                      Financial Statements And Exhibits.

 (d)           Exhibits:

Exhibit                      Description

3.1                      By-Laws of PVH Corp., as amended through February 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By:	/s/ Mark D. Fischer
Mark D. Fischer, Senior Vice President

Date: February 3, 2012

Exhibit Index

Exhibit                      Description

3.1	By-Laws of PVH Corp., as amended through February 2, 2012